Exhibit 99.2

For Immediate Release:  Financial and Business Editors . . . October 31, 2008

The Bank Holdings Announces Participation in the Capital Purchase Program

(Reno, NV) . . . The Bank Holdings (NASDAQ: TBHS) announced the filing of an application with its primary regulator to voluntarily participate in the Capital Purchase Program (CPP) in conjunction with the US Treasury Department’s Troubled Asset Relief Program (TARP).  The Company’s application includes the issuance of $5 million to $15 million in senior preferred stock.  The Bank Holdings (the Company) is the parent company of Nevada Security Bank (the Bank), which operates under the name Silverado Bank in California, and Granite Exchange, Inc., (Granite).

On October 14, Secretary of the Treasury Henry Paulson announced decisive actions to protect the US economy.  Included in this action was the announcement the Treasury would purchase equity stakes in a wide array of financial institutions.  These Qualifying Financial Institutions (QFIs), like Nevada Security Bank and the Company, may participate in selling senior preferred shares to the Treasury in order to raise additional capital.  The additional capital will be used to strengthen the Company’s capital position and allow the Bank to make more loans to businesses and consumers in their markets.  Nine large financial institutions have already agreed to participate in this program and will sell senior preferred shares to the US government on the same terms available to the Company.  Under the program, certain rights are granted to the Treasury, including the issuance of warrants having a market price of 15% of the value of the senior preferred shares placed.  This warrant issuance may result in the Company asking shareholders to approve an amendment to the Articles of Incorporation authorizing additional common stock shares.  There are certain restrictions placed on the Company as well, including executive compensation and the payment of dividends.

“Although the Company and the Bank remain well capitalized, the terms of the CPP are favorable and provide an attractive and low cost alternative to other capital sources in the market.  If granted, the funds will substantially enhance our capital ratios and our ability to lend additional funds in the markets that we serve, facilitating the economic recovery envisioned by Secretary Paulson,” said Chairman and CEO Hal Giomi.

The Treasury has indicated senior preferred share purchases will be funded by the end of this calendar year.  The shares will be included in the computation of Tier 1 capital for regulatory purposes, enhancing the Company’s risk based capital ratios, should it be approved for participation in the program.

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank and Granite Exchange.   The Company’s other “1031” subsidiary, Rocky Mountain Exchange in Montana, was closed on July 30, 2008. The Bank was incorporated in February 2001 and opened for business on December 27, 2001 with initial capitalization of over $14 million.  The Bank currently operates five northern Nevada branches: three in Reno and one each in Incline Village and Carson City.  Silverado Bank, a northern California division of Nevada Security Bank, currently operates one branch in Roseville and one in Rancho Cordova, California.  The President of the Bank, David A. Funk, is a long-time banker and resident of the Reno area.  Granite Exchange operates one office in Roseville, California. For additional information, please visit, www.silveradobank.com, and www.ges1031.com. The President of The Bank Holdings is Joseph Bourdeau and Hal Giomi is the Chairman and Chief Executive Officer.

Forward looking statements, by their nature, are subject to risks and uncertainties. The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company.  Readers are cautioned not to unduly rely on forward-looking statements.  Actual results may differ from those projected.  These forward looking statements involve risks and uncertainties concerning: the health of the national, Nevada and California economies; and changes in business and economic conditions, fiscal and monetary policies, competition, disintermediation and legislation; as well as the Companies’ abilities to attract and retain skilled employees; customers’ service expectations; the Companies’ abilities to successfully deploy new technology and gain efficiencies therefrom; success of branch expansion; changes in interest rates; loan portfolio performance; and other factors detailed in the Company’s Securities and Exchange Commission filings. Forward looking statements speak only as of the date they were made.  The Company undertakes no obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances that may occur after the date that forward looking statements are made.

FOR ADDITIONAL INFORMATION,

Please review the Company’s Form 10-K and other current filings with the SEC and/or CONTACT:

Hal Giomi, Chairman and Chief Executive Officer, or

Jack Buchold, Chief Financial Officer

The Bank Holdings or www.thebankholdings.com

Nevada Security Bank or www.nevadasecuritybank.com

Mailing Address: P. O. Box 19579 (89511)

Physical Address: 9990 Double R. Blvd. (89521)

Reno, Nevada

Phone:  775-853-8600

FAX:    775-853-2056